UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 16, 2021 (February 11, 2021)

Protalix BioTherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33357	65-0643773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Snunit Street
Science Park, POB 455
Carmiel, Israel	2161401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code +972-4-988-9488

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	PLX	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 11, 2021, Protalix BioTherapeutics, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with BofA Securities, Inc., as the representative of the several underwriters named therein (the “Underwriters”), for the issuance and sale by the Company of 7,608,695 shares of its common stock, par value $0.001 per share (the “Common Stock”). The Underwriters agreed to purchase the shares from the Company at a price of $4.60 per share resulting in net proceeds of approximately $32.7 million, after deducting the underwriting discount and estimated expenses of the offering, to the Company. In addition, the Company granted the Underwriters an option for 30 days to purchase up to an additional 1,141,304 shares of Common Stock. The Company will have 44,241,527 shares issued and outstanding following the completion of the offering (or 45,382,831 shares if the underwriters exercise their option to purchase additional shares in full).

The Underwriting Agreement includes customary representations, warranties, covenants and closing conditions. It also provides for customary indemnification by the Company against certain liabilities and customary contribution provisions in respect of those liabilities. The transaction contemplated by the Underwriting Agreement is expected to close on February 17, 2021, subject to satisfaction of customary closing conditions.

The offering and sale was made pursuant to a prospectus supplement related to the Company’s effective shelf registration statement on Form S-3 (File No. 333-230604). A copy of the Underwriting Agreement is filed as Exhibit 1.1 hereto and incorporated herein by reference. The foregoing summary does not purport to be a complete description and is qualified in its entirety by reference to the Underwriting Agreement.

In connection with the filing of the Underwriting Agreement, the Company is filing as Exhibit 5.1 hereto an opinion of its counsel, Mayer Brown LLP, with respect to the legality of the shares of Common Stock.

Item 2.02	Results of Operations and Financial Condition.

As part of the public offering, the Company disclosed that it expects to report holding approximately $38.5 million of cash, cash equivalents and short-term bank deposits as of December 31, 2020. This amount is unaudited and preliminary, and does not present all information necessary for an understanding of the Company’s financial condition as of December 31, 2020 and is subject to change upon the completion of management’s and the Company’s audit committee’s reviews and other financial closing processes as well as the completion and preparation of the Company’s consolidated financial data for the year ended December 31, 2020.

Item 8.01	Other Events.

Regulatory Update

On August 11, 2020, the Company, together with Chiesi Farmaceutici S.p.A. (“Chiesi”), announced that the U.S. Food and Drug Administration (the “FDA”) had accepted the Biologics License Application (“BLA”) for PRX-102, and granted Priority Review designation for PRX-102, for the proposed treatment of adult patients with Fabry disease. The FDA noted in its BLA filing communication letter for PRX-102 that it is not currently planning to hold an advisory committee meeting to discuss the application. The FDA initially set an action date of January 27, 2021, under the PDUFA. However, as the Company previously announced, in November 2020, the FDA extended the PDUFA action date to April 27, 2021. As the Company publicly disclosed last year, the FDA advised the Company that it will have to inspect the Company’s manufacturing facility and the facility of a third party in Europe that performs fill and finish processes for PRX-102 as part of the FDA’s review of the BLA to ensure cGMP compliance. Due to COVID-19-related FDA travel restrictions, the FDA has advised that it may be unable to conduct the inspections prior to the PDUFA action date. The Company, together with Chiesi, is currently addressing this issue.

BRIDGE Study

On December 30, 2020, the Company announced final study results from the BRIDGE Study. The BRIDGE Study was a Phase III 12-month open-label, single arm switch-over study evaluating the safety and efficacy of PRX-102, 1 mg/kg infused every two weeks, in up to 22 Fabry patients previously treated with agalsidase alfa, marketed by Takeda Pharmaceutical Company Limited (formerly Shire Plc) as Replagal®, for at least two years and on a stable dose for at least six months. Twenty of 22 patients completed the 12-month treatment duration. Eighteen of the patients who completed the study opted to roll over to a long-term extension study and continue to be treated with PRX-102.

As announced in May 2020, in the study, the mean annualized eGFR slope of the study participants improved from -5.90 mL/min/1.73m2/year while on agalsidase alfa to -1.19 mL/min/1.73m2/year on PRX-102 in all patients. Male patients improved from -6.36 mL/min/1.73m2/year to -1.73 mL/min/1.73m2/year and female patients improved from -5.03 mL/min/1.73m2/year to -0.21 mL/min/1.73m2/year.

Final results of the data generated in the study showed substantial improvement in renal function as measured by mean annualized eGFR slope in both male and female patients who were switched from agalsidase alfa to PRX-102. Following the switch to PRX-102, there was a decrease in patients with progressing or fast progressing kidney disease, and most patients achieved a stable status post-switch.

PRX-102 was well-tolerated in the BRIDGE Study with all adverse events being transient in nature without sequelae. Of the 22 patients enrolled in the BRIDGE Study, the majority of treatment emergent adverse events were mild or moderate in severity, with two patients (9.1%) withdrawing from the therapy due to hypersensitivity reaction that was resolved. The most common moderate treatment emergent adverse events were nasopharyngitis, headache and dyspnea. An immunogenicity assessment indicated that four out of 20 patients (20%) developed persistent antidrug antibodies over the course of the study, of which two had neutralizing activity.

Baseline characteristics of the 20 patients that completed the BRIDGE Study, ranging from ages 28 to 60 years, were as follows: mean eGFR slope of 75.87 mL/min/1.73m2 in males, and 86.14 mL/min/1.73m2 in females and plasma lyso-Gb3 mean levels were 51.81 nM and 13.81 nM in males and females, respectively. While lyso-Gb3 levels remain slightly high, particularly within the male cohort, continuous reduction in lyso-Gb3 levels was observed of 19.55 nM (32.35%) in males and 4.57 nM (29.81%) in females.

SarcoMed License Agreement

In February 2021, the Company entered into an exclusive worldwide license agreement with SarcoMed USA Inc. (“SarcoMed”) for PRX-110, a product candidate designed for use in the treatment of human respiratory disease or conditions including, but not limited to, sarcoidosis, pulmonary fibrosis, and other related diseases, via inhaled delivery. Under the terms of the agreement, SarcoMed will be responsible for the identification and selection of pharmaceutical candidates under the license, and the clinical research and development of such candidates. The Company is entitled to an initial cash payment of $3.5 million, subject to certain conditions, and to additional regulatory and commercial milestone payments and tiered royalties on net sales of products that are commercialized under the license agreement. In addition, the Company and SarcoMed have agreed to commence negotiation of clinical and commercial supply agreements for PRX-110. As part of the arrangement, the Company and SarcoMed have agreed to negotiate and sign a supply agreement within 60 days of the execution of the license agreement, and SarcoMed has the right to terminate the license agreement if the parties do not successfully do so.

Offering Press Releases

On February 11, 2021, the Company issued press releases announcing the commencement and pricing of the offering. Copies of the press releases are attached as Exhibit 99.1 and Exhibit 99.2 hereto and are incorporated by reference into this Item 8.01.

Forward Looking Statements

To the extent that statements in this current report on Form 8-K are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms "expect," "anticipate," "believe," "estimate," "project," "may," "plan," "will," "would," "should" and "intend," and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. For a discussion of other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other reports filed with the SEC. We caution readers not to place undue reliance upon any forward-looking statements as the statements in this current report on Form 8-K are valid only as of the date hereof and we disclaim any obligation to update this information, except as may be required by law.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated February 11, 2021, between the Company and BofA Securities, Inc.
5.1	Opinion of Mayer Brown LLP
23.1	Consent of Mayer Brown LLP (included in Exhibit 5.1)
99.1	Press Release Announcing the Public Offering, dated February 11, 2021
99.2	Press Release Announcing the Pricing of the Offering, dated February 11, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2021	PROTALIX BIOTHERAPEUTICS, INC.

	By:	/s/ Dror Bashan
		Name:	Dror Bashan
		Title:	President and Chief Executive Officer